Calculation of Filing Fee Tables
F-3
Ferrari N.V.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Shares, par value EUR 0.01 per share	457(r)	6,666,667	$ 503.39	$ 3,355,933,501.13	0.0001531	$ 513,793.42
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 3,355,933,501.13		$ 513,793.42
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 513,793.42
Offering Note
[1]	(1) In accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of calculating the registration fee, the Proposed Maximum Offering Price Per Unit is based on the average of the high and low prices for the Registrant's Common Shares as reported on the New York Stock Exchange on February 21, 2025, rounded up to the nearest cent. (2) Represents payment of registration fees previously deferred in connection with the Registrant's registration statement on Form F-3ASR (Registration No. 333-285251) in accordance with Rule 457(r) under the Securities Act.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $3,355,933,501.13. The prospectus is a final prospectus for the related offering.